UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2021

Romeo Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38795	83-2289787
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4380 Ayers Avenue Vernon, CA 90058	90058
(Address of principal executive offices)	(Zip Code)

(833) 467-2237

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	RMO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2021, Romeo Power, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Susan S. Brennan to serve as President and Chief Executive Officer of the Company, effective August 16, 2021. Ms. Brennan will remain a director of the Company. The Company also announced that Lionel E. Selwood, Jr. has resigned as President and Chief Executive Officer and as a director of the Company, effective August 16, 2021. Mr. Selwood’s decision to resign as a director of the Company was not due to any disagreement with the Company relating to the Company’s operations, policies or practices.

Ms. Brennan, 58, has served as a member of the Board since December 2020. Ms. Brennan has 30 years of experience as a global leader in the automotive and energy industries, with roles in Fortune 100 companies, Nissan North America (“Nissan”) and Ford Motor Company (“Ford”). Since November 2013, Ms. Brennan has served as Chief Operations Officer of Bloom Energy Corporation, and acted as one of the key leaders in its scale growth and initial public offering. Since January 2015, Ms. Brennan has also served as a Non-Executive Board Director for Senior PLC, a FTSE 350 corporation with a global footprint in the aerospace and automotive industries. Prior to her current roles, from November 2013 through October 2018, Ms. Brennan was Vice President of Manufacturing and the highest-ranking woman in operations at Nissan where she ran a manufacturing plant that, at the time, was the highest output automotive manufacturing plant in the world, with 10,000 employees who produced more than $10 billion worth of vehicles. She also managed the powertrain plant that produced EV components and more than one million engines per year for North America, Asia, and Europe. Prior to Nissan, Ms. Brennan spent 13 years, from March 1995 through September 2008, at Ford holding multiples roles including Director of Global Manufacturing Business Office and Director of Manufacturing Operations. Since January 2009, Ms. Brennan has served as Founder and Board member of Southern Automotive Women’s Forum, a 501(c)(3) organization that supports Women in STEM (Science, Technology, Engineering and Math) and has changed the face of the automotive industry in the Southeast. She also served as a national advisory board member for the National Center for Engineering Pathways to Innovation (Epicenter) at Stanford University from 2014 to 2015, which empowers undergraduates in engineering to bring their ideas to life. Ms. Brennan received her M.B.A. in Economics from the University of Nebraska at Omaha, her B.S. in Microbiology from the University of Illinois at Urbana-Champaign, and is an alumna of the Prince of Wales Business and Environment Program.

Ms. Brennan and the Company have entered into an executive employment agreement (the “Employment Agreement”), the material terms of which are summarized below. Pursuant to the Employment Agreement, Ms. Brennan will earn an annual base salary of $600,000 and a cash signing bonus of $600,000. Ms. Brennan will receive a sign-on restricted stock unit award with a value of approximately $600,000 on the date of grant, which shall be subject to a three-year vesting schedule, with one-third vesting on the first anniversary of the grant date and 1/24th of the remainder vesting on each of the next twenty-four monthly anniversaries of the first anniversary of the grant date. Ms. Brennan will also receive a sign-on restricted stock unit award with a value of approximately $3,200,000 on the date of grant, 75% of which will be subject to performance-based vesting and 25% of which will be subject to a time-based vesting schedule over a three-year period, with one-third vesting on the first anniversary of the grant date and 1/24th of the remainder vesting on each of the next twenty-four monthly anniversaries of the first anniversary of the grant date. Additionally, Ms. Brennan will receive a long-term incentive award consisting of restricted stock units with a value of approximately $3,200,000 on the date of grant, 75% of which will be subject to performance-based vesting and 25% of which will be subject to a time-based vesting schedule over a three-year period, with one-third vesting on the first anniversary of the grant date and 1/24th of the remainder vesting on each of the next twenty-four monthly anniversaries of the first anniversary of the grant date. Ms. Brennan will be entitled to an annual discretionary bonus with a target of 100% of her base salary, as determined by the Board or the Compensation Committee, taking into account Ms. Brennan’s performance and the performance of the Company, and subject to Ms. Brennan’s continued employment through the bonus payment date. Additionally, Ms. Brennan will be eligible to participate in the Company’s employee and executive benefit plans and programs as the Company may from time to time offer to its executives.

The selection of Ms. Brennan to serve as President and Chief Executive Officer of the Company was not made pursuant to any arrangement or understanding with any other person. There are no family relationships between Ms. Brennan and any director or executive officer of the Company and Ms. Brennan does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

On August 5, 2021, Mr. Selwood and the Company entered into a letter agreement pursuant to which Mr. Selwood has agreed to provide part-time consulting services to the Company and its affiliates for a period of up to 180 days for an hourly fee of $400 per hour, subject to a monthly minimum fee of $41,667 per month (the “Consulting Agreement”). Mr. Selwood will also be entitled to separation benefits, consisting of (i) a payment of $500,000, which is twelve months of his base salary, in the form of salary continuation payments, (ii) twelve months of COBRA continuation coverage, (iii) reimbursement of up to $25,000 for certain expenses, and (iv) continued vesting of all outstanding and unvested stock options during the term of the Consulting Agreement. In addition, the period during which Mr. Selwood may exercise any options that are vested on the date that the Consulting Agreement terminates (the “Expiration Date”) will be extended until the later of: (a) the nine-month anniversary of the Expiration Date, and (b) February 16, 2023; provided, however, that in no event will the exercisability of any option be extended beyond its original maximum expiration date.

The preceding descriptions of the Employment Agreement and the Consulting Agreement do not purport to be complete and are subject to and qualified in their entirety, by the full text of such agreements, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

On August 2, 2021, Brady Ericson notified the Board of his resignation as a director of the Company, effective August 3, 2021. His decision to resign was not due to any disagreement with the Company relating to the Company’s operations, policies or practices. On August 3, 2021, the Board appointed Laurene H. Horiszny to serve as a member of the Board to fill the vacancy created by the resignation of Brady Ericson. Ms. Horiszny will also serve as a member of the Finance and Investment Committee of the Board. Ms. Horiszny, who has 30 years of experience in the automotive industry most recently serving as the Chief Compliance and Privacy Officer of BorgWarner Inc., was designated for election to the Board by BorgWarner Inc. pursuant to the terms of that certain Stockholders’ Agreement, dated December 29, 2020, by and among the Company, RMG Sponsor, LLC and certain former stockholders of Romeo Systems, Inc. Ms. Horiszny continues to consult for BorgWarner Inc. Ms. Horiszny does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

The full text of the press release announcing the appointment of Ms. Brennan and Ms. Horiszny is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Executive Employment Agreement, dated August 5, 2021, by and between Romeo Power, Inc. and Susan Brennan.
10.2	Consulting Agreement, dated August 5, 2021, by and between Romeo Power, Inc. and Lionel E. Selwood, Jr.
99.1	Press release, dated August 6, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROMEO POWER, INC.

Date:	August 6, 2021	By:	/s/ Matthew Sant
		Name:	Matthew Sant
		Title:	General Counsel and Secretary